UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT FOR ISSUERS SUBJECT TO THE
1934 ACT REPORTING REQUIREMENTS

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Event: November 29, 2007

NEXIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

033-22128D (Commission File Number)	84-1062062 (IRS Employer Identification Number)

59 West 100 South, Suite 200, Salt Lake City, Utah 84101
(Address of principal executive offices)

(801) 575-8073
(Registrant's telephone number, including area code)

Item 3.03 Material Modifications to Rights of Security Holders

The information set forth in Item 5.03 is incorporated herein by reference.

Item 5.03 Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 29, 2007, Nexia Holdings, Inc., a Nevada corporation (the “Company”) Board of Director’s authorized the Company to effect a reverse split of the Company’s Common Stock, par value $0.0001 at a ratio of up to one for one hundred and reduce the number of authorized shares of Common Stock to Five Hundred Million (500,000,000).  On November 29, 2007, the Company’s Board of Directors approved the implementation of a reverse stock split at a ratio of one-for-one hundred and the stated reduction in the number of authorized shares of Common Stock.

On November 30, 2007 the Company will submit a Certificate of Change Pursuant to NRS §78.209 with the Nevada Secretary of State to effect the reverse stock split and reduce the number of authorized shares of Common Stock to 500,000,000, reduced from 50 Billion.

On December 13, 2007, the reverse stock split shall become effective.  At that time, each one hundred (100) outstanding shares of Common Stock of the Company will be combined into and automatically become one (1) outstanding shares of Common Stock of the Company.  The reverse stock split is expected to reduce the number of outstanding shares of the Company’s Common Stock from approximately 14,587,323,144 shares to approximately 145,873,500 shares.   No fractional shares will be issued in connection with the reverse stock split, all fractional shares that would have resulted from the reverse split shall be rounded up to the next whole share.

ITEM 9.01 Financial Statements and Exhibits

The following exhibits are included as part of this report:

Exhibit No.	Page No.	Description
         NONE

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 29th day of November, 2007.

 Nexia Holdings, Inc.

                                                                              /s/ Richard Surber                              .
Richard Surber, President

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